The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2020

Citigroup Global Markets Holdings Inc.	March , 2020 Medium-Term Senior Notes, Series N Pricing Supplement No. 2020-USNCH3700 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Enhanced Barrier Digital Securities Linked to the 2-Year Constant Maturity Swap Rate Due March 16, 2021

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the change in the 2-year Constant Maturity Swap Rate (“CMS2”) from the initial CMS2 (determined on the pricing date) to the final CMS2 (determined on the valuation date, which is approximately 1 year after the pricing date). CMS2 is a market rate for the fixed leg of a fixed-for-floating interest rate swap with a 2-year term.

▪	The securities offer a digital (fixed) return at maturity so long as the final CMS2 is greater than or equal to the barrier CMS2. However, if the final CMS2 is less than the barrier CMS2, investors will have full downside exposure to the negative percentage change from the initial CMS2 to the final CMS2. Investors in the securities should understand that, if the final CMS2 is less than the barrier CMS2, they will have downside exposure to the percentage change from the initial CMS2 to the final CMS2, which is different from the absolute change in CMS2. For example, if CMS2 were to decline from a hypothetical initial CMS2 of 1.263% to a final CMS2 of 0.263%, that would represent a -1% absolute change in CMS2, but an approximately -79.18% percentage change. In this scenario, investors would lose 79.18% of their investment in the securities. If the final CMS2 is less than the barrier CMS2, you will lose 1% of the stated principal amount of your securities for every -1% of the percentage change from the initial CMS2 to the final CMS2. You may lose your entire investment in the securities.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing date:	March 6, 2020
Issue date:	March 10, 2020
Valuation date:	March 9, 2021, subject to postponement if such date is not a U.S. government securities business day
Maturity date:	March 16, 2021
Payment at maturity:

You will receive at maturity for each security you then hold:

▪ If the final CMS2 is greater than or equal to the barrier CMS2: $1,000 + the digital return amount

▪ If the final CMS2 is less than the barrier CMS2: $1,000 + ($1,000 × the CMS2 percentage change)

If the final CMS2 is less than the barrier CMS2, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

CMS2:	On any date, the 2-year Constant Maturity Swap Rate, as published on Reuters page “ICESWAP1” at 11:00 a.m. (New York City time) on that day. See “Additional Terms of the Securities—Determination of CMS2” and “—Discontinuance of CMS2” below for further information.
Initial CMS2:	, which is equal to CMS2 on the pricing date
Final CMS2:	CMS2 on the valuation date
Barrier CMS2:	, 50.00% of the initial CMS2
Digital return amount:	$125 per security (representing a digital return equal to 12.50% of the stated principal amount). You will receive the digital return amount only if the final CMS2 is greater than or equal to the barrier CMS2.
CMS2 percentage change:	(i) The final CMS2 minus the initial CMS2, divided by (ii) the initial CMS2
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17328V3A6/ US17328V3A65
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$20.00	$980.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be between $970.00 and $980.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $20.00 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, which can be accessed via the hyperlink below:

Prospectus Supplement and Prospectus each dated May 14, 2018

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical CMS2 percentage changes.

Payout Diagram

■ The Securities	■ CMS2

Hypothetical Examples

The table and examples below illustrate various hypothetical payments at maturity assuming a hypothetical initial CMS2 of 1.263% and various hypothetical final CMS2 values. Your actual payment at maturity per security will depend on the actual initial CMS2 and final CMS2 and may differ from the examples shown. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. Figures in the table and examples below have been rounded for ease of analysis. The table and examples below are intended to illustrate how your payment at maturity will depend on whether the final CMS2 is greater than or less than the barrier CMS2 and, if less, how much less.

Hypothetical Final CMS2	Hypothetical CMS2 Percentage Change(1)	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(2)
2.526%	100.00%	$1,125.00	12.50%
2.210%	75.00%	$1,125.00	12.50%
1.895%	50.00%	$1,125.00	12.50%
1.768%	40.00%	$1,125.00	12.50%
1.642%	30.00%	$1,125.00	12.50%
1.516%	20.00%	$1,125.00	12.50%
1.389%	10.00%	$1,125.00	12.50%
1.326%	5.00%	$1,125.00	12.50%
1.263%	0.00%	$1,125.00	12.50%
1.200%	-5.00%	$1,125.00	12.50%
1.137%	-10.00%	$1,125.00	12.50%
1.010%	-20.00%	$1,125.00	12.50%
0.884%	-30.00%	$1,125.00	12.50%
0.758%	-40.00%	$1,125.00	12.50%
0.632%	-50.00%	$1,125.00	12.50%
0.631%	-50.01%	$499.90	-50.01%
0.316%	-75.00%	$250.00	-75.00%
0.000%	-100.00%	$0.00	-100.00%

(1) Hypothetical CMS2 percentage change = (i) hypothetical final CMS2 minus hypothetical initial CMS2, divided by (ii) hypothetical initial CMS2

(2) Hypothetical total return on securities at maturity = hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by $1,000 stated principal amount per security

PS-2

Citigroup Global Markets Holdings Inc.

Example 1—Upside Scenario A. The final CMS2 is 1.326%, resulting in a 5.00% CMS2 percentage change. In this example, the final CMS2 is greater than the barrier CMS2.

Payment at maturity per security = $1,000 + the digital return amount

= $1,000 + $125

= $1,125

In this scenario, because the final CMS2 is greater than the barrier CMS2, your total return at maturity would equal the digital return.

Example 2—Upside Scenario B. The final CMS2 is 1.895%, resulting in a 50.00% CMS2 percentage change. In this example, the final CMS2 is greater than the barrier CMS2.

Payment at maturity per security = $1,000 + the digital return amount

= $1,000 + $125

= $1,125

In this scenario, because the final CMS2 is greater than the barrier CMS2, your total return at maturity would equal the digital return. In this scenario, the digital return on the securities would be significantly less than the percentage change from the initial CMS2 to the final CMS2.

Example 3—Upside Scenario C. The final CMS2 is 1.137%, resulting in a -10.00% CMS2 percentage change. In this example, the final CMS2 is greater than the barrier CMS2.

Payment at maturity per security = $1,000 + the digital return amount

= $1,000 + $125

= $1,125

In this scenario, CMS2 has decreased from the initial CMS2 to the final CMS2 but the final CMS2 is greater than the barrier CMS2. Because the final CMS2 is greater than the barrier CMS2, your total return on the securities at maturity would equal the digital return.

Example 4—Downside Scenario A. The final CMS2 is 0.316%, resulting in a -75.00% CMS2 percentage change. In this example, the final CMS2 is less than the barrier CMS2.

Payment at maturity per security = $1,000 + ($1,000 × the CMS2 percentage change)

= $1,000 + ($1,000 × -75.00%)

= $1,000 + -$750

= $250

In this scenario, CMS2 has decreased from the initial CMS2 to the final CMS2 and the final CMS2 is less than the barrier CMS2. As a result, your total return at maturity in this scenario would be negative and would reflect 1-to-1 exposure to the negative percentage change of CMS2. As this example illustrates, because the payment at maturity is based on the percentage change in CMS2 from the initial CMS2 to the final CMS2, a relatively small absolute change in CMS2 can result in a significant loss on the securities. In this example, while the absolute change in CMS2 is only -0.947%, that movement represents a -75.00% percentage change from the initial CMS2 to the final CMS2, and investors would lose 75.00% of their stated principal amount at maturity.

Example 5—Downside Scenario B. The hypothetical final CMS2 is 0.000%, resulting in a -100.00% CMS2 percentage change. In this example, the final CMS2 is less than the barrier CMS2.

Payment at maturity per security = $1,000 + ($1,000 × the CMS2 percentage change)

= $1,000 + ($1,000 × -100.00%)

= $1,000 - $1,000.00

= $0.00

In this scenario, the hypothetical final CMS2 is 0.000%, representing a -100.00% percentage change in CMS2 from the initial CMS2 to the final CMS2, and you would lose 100.00% of your investment in the securities.

PS-3

Citigroup Global Markets Holdings Inc.

Risk Factors Relating to the Securities

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with CMS2. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of CMS2. If the final CMS2 is less than the barrier CMS2, you will lose 1% of the stated principal amount of the securities for every -1% of the percentage change from the initial CMS2 to the final CMS2. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	A relatively small absolute change in CMS2 may result in a significant loss on the securities. If the final CMS2 is less than the barrier CMS2, you will incur a loss on the securities at maturity. The extent of that loss will equal the negative percentage change from the initial CMS2 to the final CMS2. This negative percentage change is not the same as, and will be significantly worse than, the negative absolute change from the initial CMS2 to the final CMS2. For example, if CMS2 were to decline from a hypothetical initial CMS2 of 1.263% to a final CMS2 of 0.263%, that would represent only a -1% absolute change in CMS2, but an approximately -79.18% percentage change. In this scenario, you would lose 79.18% of your investment in the securities. The fact that relatively small absolute changes in CMS2 may result in significant losses on the securities makes the securities highly risky investments. You should not invest in the securities unless you fully understand this risk and can bear the loss of a substantial portion, and up to all, of your investment in the securities.

▪	CMS2 will be affected by a number of factors and may be highly volatile. CMS2 is influenced by many factors, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates;

•	current market expectations about inflation;

•	the volatility of foreign exchange markets;

•	the availability of relevant hedging instruments;

•	the perceived general creditworthiness of the banks that participate in the interest rate swap market and the London interbank loan market; and

•	general credit and economic conditions in global markets, and particularly in the United States.

As a result of these factors, CMS2 may be highly volatile, and as discussed above, even a relatively small absolute change in CMS2 can result in a significant loss on the securities. Because CMS2 is a market rate and is influenced by many factors, it is impossible to predict the future value of CMS2. It is possible that final CMS2 will be less than the barrier CMS2, resulting in a significant loss on your investment in the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential return on the securities at maturity is limited to the digital return. Your return on the securities will not exceed the digital return, even if CMS2 increases by significantly more than the digital return. If CMS2 increases by more than the digital return, your return on the securities will be less than the percentage change from the initial CMS2 to the final CMS2.

▪	Your payment at maturity depends on CMS2 on a single day. Because your payment at maturity depends on CMS2 solely on the valuation date, you are subject to the risk that CMS2 on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in another instrument linked to CMS2 that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of CMS2 values, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. In addition, changes in our actual or perceived creditworthiness are likely to affect the value of the securities prior to maturity.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a

PS-4

Citigroup Global Markets Holdings Inc.

daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of CMS2 and the level of interest rates generally. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of CMS2 and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the value of the securities of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Level of CMS2. We expect that the value of the securities at any time prior to maturity will depend substantially on the level of CMS2 at that time. If CMS2 decreases following the pricing date, the value of your securities will also likely decline, perhaps significantly. Even at a time when CMS2 is greater than the barrier CMS2, the value of your securities may nevertheless be significantly less than the stated principal amount of your securities because of expectations that CMS2 will continue to fluctuate over the term of the securities, among other reasons.

▪	Volatility of CMS2. Volatility refers to the magnitude and frequency of changes in the level of CMS2 over any given period. Any increase in the expected volatility of CMS2 may adversely affect the value of the securities.

PS-5

Citigroup Global Markets Holdings Inc.

▪	Interest rates. We expect that the value of the securities will be affected by changes in U.S. interest rates. In general, an increase in U.S. interest rates is likely to adversely affect the value of the securities.

▪	Time remaining to maturity. At any given time, the value of the securities may reflect a discount based on the amount of time then remaining to maturity, which will reflect uncertainty about the change in CMS2 over that period.

▪	Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated adverse changes in the creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. may adversely affect the value of the securities.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the securities attributable to one or more of the other factors.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities does not constitute a recommendation to invest in an instrument linked to CMS2. You should not take our offering of the securities as an expression of our views about how CMS2 will perform in the future or as a recommendation to invest in any instrument linked to CMS2, including the securities. As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions) that conflict with an investment in the securities. You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

▪	Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect CMS2. CGMI and other of our affiliates may publish research from time to time relating to CMS2. Any research, opinions or recommendations provided by CGMI and other of our affiliates may influence CMS2, and they may be inconsistent with purchasing or holding the securities. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities. Investors should make their own independent investigation of CMS2 and the merits of investing in the securities.

▪	The level of CMS2 may be affected by our or our affiliates’ hedging and other trading activities. In anticipation of the sale of the securities, we expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the interest rate swaps from which the level of CMS2 is derived and may adjust such positions during the term of the securities. We or our counterparties may also adjust this hedge during the term of the securities and close out or unwind this hedge on or before the valuation date, which may involve, among other things, our counterparties purchasing or selling such interest rate swaps. This hedging activity on or prior to the pricing date could potentially affect the level of CMS2 on the pricing date and, accordingly, potentially increase the initial CMS2, which may adversely affect your return on the securities. Additionally, this hedging activity during the term of the securities, including on or near the valuation date, could negatively affect the level of CMS2 on the valuation date and, therefore, adversely affect your payment at maturity. This hedging activity may present a conflict of interest between your interests as a holder of the securities and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI may be willing to purchase your securities in a secondary market transaction.

CGMI and other of our affiliates may also trade the interest rate swaps from which the level of CMS2 is derived on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the level of CMS2 on the valuation date and, therefore, adversely affect the performance of the securities.

It is possible that these hedging or trading activities could result in substantial returns for our affiliates while the value of the securities declines.

▪	The way CMS2 is calculated may change in the future, which could adversely affect the value of the securities. The method by which CMS2 is calculated may change in the future, as a result of governmental actions, actions by the publisher of CMS2 or otherwise. We cannot predict whether the method by which CMS2 is calculated will change or what the impact of any such change might be. Any such change could affect the CMS2 in a way that has a significant adverse effect on the securities.

▪	Uncertainty about the future of LIBOR may affect CMS2 in a way that adversely affects the return on and the value of the securities. CMS2 is a market rate for the fixed leg of a fixed-for-floating interest rate swap with a 2-year term, where the floating leg is based on 3-month U.S. dollar LIBOR. As a result, CMS2 is significantly influenced by 3-month U.S. dollar LIBOR and expectations about future levels of 3-month U.S. dollar LIBOR. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the LIBOR administrator. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. It is also impossible to predict the impact of any LIBOR-related developments on the method of calculation or the value of CMS2. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR, including for purposes of the interest rate swaps underlying CMS2,

PS-6

Citigroup Global Markets Holdings Inc.

and it is impossible to predict the effect of any such alternatives on the value of securities, such as the securities, that are linked to CMS2.  Any changes to 3-month U.S. dollar LIBOR or the calculation of CMS2, and any uncertainty at what these changes may be, may affect CMS2 in a way that adversely affects your return on and value of the securities.

▪	CMS2 may be calculated based on dealer quotations or by the calculation agent in good faith and in a commercially reasonable manner. If, on the valuation date, CMS2 cannot be determined by reference to Reuters page “ICESWAP1” (or any successor page), then CMS2 on that day will be determined on the basis of the mid-market, semi-annual CMS2 quotations provided to the calculation agent by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on that day. If fewer than three quotations are provided as requested, CMS2 will be determined by the calculation agent in good faith and in a commercially reasonable manner. CMS2 determined in this manner and used in the determination of the payment at maturity on the securities may be different from the CMS2 that would have been published on the Reuters page “ICESWAP1” and may be different from other published rates, or other estimated rates, of CMS2.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, Citibank, N.A., as calculation agent, will be required to make certain discretionary judgments that could significantly affect your payment at maturity, if any. Such judgments could include, among other things, determining CMS2 if it is not otherwise available on the valuation date, selecting a successor rate if CMS2 is discontinued and, if no successor rate is selected, calculating CMS2 in good faith and using its reasonable judgment. Any of these determinations made by Citibank, N.A. in its capacity as calculation agent may adversely affect any payment owed to you under the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Moreover, even under our intended characterization of the securities, there is significant uncertainty about whether the character of any gain or loss you recognize at maturity of the securities should be treated as capital gain or loss or ordinary income or loss. Among other things, an ordinary loss recognized by an individual might be treated as a non-deductible “miscellaneous itemized deduction” and ordinary income recognized by an individual would not be eligible for the lower tax rates applicable to long-term capital gain.

As described below under “United States Federal Tax Considerations,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Additional Terms of the Securities

General

The description of the securities in this pricing supplement supplements, and, to the extent inconsistent with, replaces the general terms of the securities set forth in the accompanying prospectus supplement and prospectus. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities.

The securities are senior unsecured debt securities issued by Citigroup Global Markets Holdings Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The securities will constitute part of the senior debt of Citigroup Global Markets Holdings Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings Inc. The guarantee of payments due on the securities will constitute part of the senior indebtedness of Citigroup Inc. and will rank on an equal basis with all other unsecured debt of Citigroup Inc. other than subordinated debt.

Determination of CMS2

CMS2 represents, at any time, a market rate for the fixed leg of a conventional fixed-for-floating U.S. dollar interest rate swap entered into at that time with a 2-year term. A conventional fixed-for-floating U.S. dollar interest rate swap is an agreement between two parties to exchange payment streams in U.S. dollars over a given period of time, where one party pays a fixed rate (the “fixed leg”) and the other party pays a floating rate that is reset periodically based on 3-month U.S. dollar LIBOR (the “floating leg”). 3-month U.S. dollar LIBOR is a measure of the rate at which banks lend U.S. dollars to each other for a period of 3 months in the London interbank market.

For purposes of the securities, the calculation agent will determine CMS2 on any date by reference to the rate for U.S. dollar interest rate swaps with a 2-year maturity appearing on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) as of 11:00 a.m. (New York City time) on that day.

If, however, a rate for CMS2 is not published on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) on any date, then the calculation agent will request mid-market semi-annual swap rate quotations from the principal New York City office of five leading swap dealers in the New York City interbank market (the “reference banks”) at approximately 11:00 am, New York City time, on that day. For this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a 2-year maturity, commencing on that day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to U.S. dollar LIBOR with a designated maturity of three months. If at least three quotations are provided, the rate for CMS2 for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, CMS2 will be determined by the calculation agent in good faith and using its reasonable judgment.

CMS2 is calculated by ICE Benchmark Administration Limited based on tradable quotes for U.S. dollar fixed-for-floating interest rate swaps with a 2-year maturity that are sourced from electronic trading venues.

The provisions set forth in this section “—Determination of CMS2” are subject to the discussion in “Discontinuance of CMS2” below.

Discontinuance of CMS2

If the calculation and publication of CMS2 is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as CMS2, and the calculation agent may deem that rate (the “successor CMS2”) to be CMS2 for purposes of the securities. Upon the selection of any successor CMS2 by the calculation agent pursuant to this paragraph, references in this pricing supplement to the original CMS2 will no longer be deemed to refer to the original CMS2 and will be deemed instead to refer to that successor CMS2 for all purposes. In such event, the calculation agent will make such adjustments, if any, to any CMS2 rate that is used for purposes of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor CMS2, the calculation agent will cause notice to be furnished to us and the trustee.

If the calculation and publication of CMS2 is permanently canceled and no successor CMS2 is chosen as described above, then the calculation agent will calculate CMS2 on each subsequent date of determination in good faith and using its reasonable judgment. Such rate, as calculated by the calculation agent, will be the relevant rate for CMS2 for all purposes.

Notwithstanding these alternative arrangements, the cancellation of CMS2 may adversely affect the value of and return on the securities.

Postponement of the Valuation Date

If the scheduled valuation date is not a U.S. government securities business day, then the valuation date will be postponed to the earlier of (a) the first following day that is a U.S. government securities business day and (b) the business day immediately preceding the maturity date. If the valuation date is postponed to a day that is not a U.S. government securities business day, that day will nevertheless be the valuation date, in which case the CMS2 will be determined as described under “—Determination of CMS2” above.

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“U.S. government securities business day” means any day that is not a Saturday, a Sunday or a day on which The Securities Industry and Financial Markets Association’s U.S. holiday schedule recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Calculation Agent

The “calculation agent” for the securities is our affiliate, Citibank, N.A., or any successor appointed by us. The calculation agent will make the determinations specified in this pricing supplement. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the securities. The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the payment at maturity, calculated as though the valuation date were the date of such acceleration.

In case of default in the payment at maturity on the securities, no interest will accrue on such overdue payment either before or after the maturity date.

Historical Information on CMS2

The following graph shows the published daily rate for CMS2 in the period from January 1, 2008 through February 24, 2020. The historical CMS2 should not be taken as an indication of the future performance of CMS2. Any historical upward or downward trend in CMS2 during any period set forth below is not an indication that CMS2 is more or less likely to increase or decrease at any time during the term of the securities. The rate for CMS2 on February 24, 2020, was 1.263% per annum.

Historical CMS2 January 1, 2008 to February 24, 2020

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United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion. However, the discussion below is subject to the discussion in “United States Federal Tax Considerations—Assumption by Citigroup” in the accompanying prospectus supplement, and you should read it in conjunction with that discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the securities is sold to the public, and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding a security as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	an investor subject to special tax accounting rules under Section 451(b) of the Code;

•	a person subject to the alternative minimum tax;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effect of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws (including the possibility of alternative treatments of the securities) to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the securities should be treated as prepaid forward contracts for U.S. federal income tax purposes. By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, significant aspects of the treatment of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities. Unless otherwise indicated, the following discussion is based on the treatment of the securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. You should not be required to recognize income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

Sale, Exchange or Retirement of the Securities. Upon a sale or exchange of a security (other than a retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Your tax basis in a security should generally equal the amount you paid to acquire it. The gain or loss should be long-term capital gain or loss if at the time of the taxable disposition you have held the security for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

There is significant uncertainty about whether the character of any gain or loss you recognize at maturity of the securities is treated as capital gain or loss or ordinary income or loss. This determination could have a significant effect on the tax consequences to you of owning a security. Among other things, an ordinary

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loss recognized by an individual might be treated as a non-deductible “miscellaneous itemized deduction.” Ordinary income recognized by an individual would not be eligible for the lower tax rates applicable to long-term capital gain. Although not free from doubt, our counsel believes that any such gain or loss should be treated as capital gain or loss. However, in light of the significant uncertainty regarding this issue, you should consult your tax adviser regarding the character of this gain or loss.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would generally be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of your method of tax accounting, for U.S. federal income tax purposes, you would generally be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, in each year that you held the securities, even though we are not required to make any payment with respect to the securities until retirement. In addition, any gain on the sale, exchange or retirement of the securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the securities could also affect the timing and character of income or loss with respect to the securities. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

Sale, Exchange or Retirement of the Securities. You generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you, provided that income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. In this event, if you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments. Subject to the discussion under “FATCA” below, if all or any portion of a security were recharacterized as a debt instrument, any payment made to you with respect to the security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the security is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

Other U.S. federal income tax treatments of the securities are also possible. Moreover, as discussed above under “Tax Consequences to U.S. Holders – Possible Alternative Tax Treatments of an Investment in the Securities,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the securities.

Information Reporting and Backup Withholding

Payment of the proceeds of a sale, exchange or other disposition (including retirement) of the securities may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying prospectus supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an

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intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

The preceding discussion, when read in conjunction with the section entitled “United States Federal Tax Considerations – Assumption by Citigroup” in the accompanying prospectus supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities. You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder

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with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $20.00 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $20.00 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect CMS2 and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors Relating to the Securities—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. The range for the estimated value of the securities set forth on the cover page of this preliminary pricing supplement reflects uncertainty on the date of this preliminary pricing supplement about the inputs to CGMI’s proprietary pricing models on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from

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investors at any time. See “Risk Factors Relating to the Securities—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

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Citigroup Global Markets Holdings Inc.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2020 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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